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                                 EXHIBIT 23.4



                  CONSENT OF KIDDER, PEABODY & CO. INCORPORATED



          We hereby consent to (i) the inclusion of our opinion letter, dated May 2, 1994, to the Board of Directors of TakeCare, Inc. ("TakeCare") as
Exhibit E to the Joint Proxy Statement of FHP International Corporation ("FHP") and TakeCare relating to the proposed merger of TakeCare with and into FHP Sub, Inc., a wholly owned subsidiary of FHP, and (ii) all references made to our firm and such opinion in such Joint Proxy Statement under the captions "SUMMARY
- --Opinions of Financial Advisors" and "THE MERGER--Background of the Merger;-- Recommendations of the Boards of Directors and Reasons for the Merger; and,-- Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                            KIDDER, PEABODY & CO. INCORPORATED



New York, New York
May 2, 1994